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Exhibit 99.1

                                                 CONTACT: MICHAEL PATRICK GEORGE
                                                          WESTERN WATER COMPANY
                                                          (510) 234-7400

FOR RELEASE AT 8:30 AM (EST) ON THURSDAY, JANUARY 29, 2004

                    WESTERN WATER COMPANY ANNOUNCES DECISION
                      TO WITHHOLD PREFERRED STOCK DIVIDENDS

Point Richmond, CA -- January 29, 2004 -- Western Water Company announced today that, in order to preserve the Company's liquidity, its Board of Directors has decided not to declare pending cash dividends on the Company's Series C Preferred Stock. The Board did declare the Series F Preferred Stock dividend due on January 15, 2004, but chose to exercise the option to pay the Series F dividend in kind rather than in cash.

As a result of the decision to withhold payment of the cash dividends, the Series C Preferred Stock holders gained the right to nominate a majority of the Company's Board of Directors. In light of that right, the Company has held discussions with the Series C Preferred Stock holders to arrange an orderly transition of the Board. In the course of those discussions, representatives of the Company's Series C Preferred Stock holders have indicated their intention to nominate qualified individuals to serve as directors. Therefore, Directors David
A. Abel, Robert A. Baker, and Lee K. Harrington will tender their resignations from the Company's Board of Directors, effective as soon as their successors can be nominated, qualified and appointed to serve the remainder of the incumbents' unexpired terms.

Michael Patrick George will continue to serve as a director of the Company until the next annual meeting, when his current term is scheduled to expire. No date for the next annual meeting has been set. Mr. George is the Chairman of the Board as well as the Company's President, Chief Executive, and Chief Financial Officer.

Mr. George said, "The Series C Preferred Stock holders have demonstrated consistent support for the Company through difficult circumstances. They understand the Company's situation, and I am confident that they will nominate qualified directors. I am pleased to provide continuity on the Board and to serve the Company in this important transition."

Speaking on behalf of the Series C Preferred Stock holders, Reginald M. Norris said, "We appreciate the efforts of the departing members of the Board to find an acceptable solution to the Company's difficulties. We also appreciate their willingness to provide for a smooth transition when it became impossible to persevere in their attempt to meet all of the Company's obligations while still pursuing a valuable outcome for the common shareholders. We look forward to supporting the Company's management team in its continued effort to develop the Company's valuable water assets. The first priority is to identify new strategies for operating the Company in the difficult environment in which we find it."


Statements contained in this release which are not historical facts are forward looking statements that involve risks and uncertainties that could cause actual results or future events to differ from those contained herein.